Exhibit 99.1

SkinTE® Met Primary and Secondary Endpoints in Multicenter, Randomized Controlled Trial in Venous Leg Ulcers

SALT LAKE CITY, February 22, 2022 – PolarityTE, Inc. (Nasdaq: PTE) today announced results from a multi-center randomized controlled trial evaluating treatment of Venous Leg Ulcers (VLU) with its investigational product SkinTE® plus standard of care (SOC) vs SOC alone (NCT03881267). The trial met the primary endpoint of wound closure at 12 weeks and secondary endpoint of Percent Area Reduction (PAR) at 4, 6, 8, 10, and 12 weeks. 29 participants were evaluated across 10 sites with 14 participants receiving SkinTE plus SOC and 15 receiving SOC alone. PolarityTE is pleased to announce today the final analysis of the full data set, which includes:

●	Primary Endpoint: 71% (10/14) of participants receiving SkinTE plus SOC had wound closure at 12 weeks versus 33% (5/15) of participants receiving SOC alone (p=0.046)
●	Secondary Endpoint: Percent Area Reduction (PAR) assessed at 4, 6, 8, 10, and 12 weeks was significantly greater for the SkinTE plus SOC treatment group vs SOC alone (p=0.000035)
●	93% (13/14) of SkinTE plus SOC treated participants received a single application of SkinTE

Mean (SD) values for PAR at weeks 4, 6, 8, 10, and 12 by treatment group

Week	SkinTE + SOC	SOC
4	61.7 (53.13)	19.7 (77.03)
6	70.1 (52.43)	21.4 (96.36)
8	79.1 (51.97)	33.5 (89.10)
10	82.0 (50.81)	42.8 (68.60)
12	82.6 (50.52)	65.4 (43.98)

●	Average wound size for the SkinTE plus SOC treatment group was 5.8 cm2 versus 6.3 cm2 for the SOC treatment group (p=0.46). A comparison by treatment group for wound-related variables showed that variables (e.g., age, BMI, gender, race/ethnicity, alcohol use, smoking, diabetes, and creatinine) were well balanced between groups. The number of debridements was significantly lower for the SkinTE plus SOC treatment group compared to the SOC group.
●	There were 39 AEs allocated to 12 subjects. The SkinTE plus SOC treatment group had 17 AEs allocated to 5 subjects while the SOC group had 22 AEs allocated to 7 subjects. There were 8 SAEs, 4 in the SkinTE plus SOC treatment group (1 subject) and 4 in the SOC group (2 subjects).

PolarityTE started this multicenter, randomized controlled trial with a target enrollment of 100 patients, but decided in the first quarter of 2021 to suspend the trial after 29 patients were enrolled because the Company believed that its resources would be better used in future clinical trials conducted under an open investigational new drug application (IND) that can be used in its eventual planned BLA submission. Since that time, PolarityTE has received U.S. Food and Drug Administration (FDA) approval of its IND for the proposed indication of chronic cutaneous ulcers. PolarityTE plans to conduct its first pivotal study under the IND in diabetic foot ulcers (DFU) and is evaluating additional wound types—including but not limited to VLUs—for its second planned pivotal study that is expected to be required for a BLA submission.

PolarityTE’s Chief Scientific Officer, Nikolai Sopko, MD, PhD, commented, “VLUs are the most common chronic lower extremity cutaneous ulcers of the leg, accounting for approximately 80% of leg ulcers. It is estimated that 1% of the western population will suffer from a VLU in their lifetime, and the incidence and prevalence of VLUs continue to increase with an aging population. We believe that these data strongly support the potential of SkinTE to deliver meaningful and positive outcomes for VLU patients and their healthcare providers who are seeking solutions to these highly prevalent and debilitating wounds.”

Richard Hague, Chief Executive Officer, commented, “We would like to thank all of the subjects who participated, the Study Chair, Dr. David Armstrong, all of the investigators and healthcare providers, and our clinical trial teams for their unwavering commitment and support during this trial. As we prepare to commence our first pivotal study under our approved IND, we are incredibly pleased to share these results which support our belief that SkinTE has the potential to address the significant unmet needs related to VLUs, which are among the types of chronic cutaneous ulcers that we are seeking to address with our proposed indication for SkinTE.”

About PolarityTE®

PolarityTE, Inc., headquartered in Salt Lake City, Utah, is a biotechnology company developing regenerative tissue products. PolarityTE’s first regenerative tissue product is SkinTE®. PolarityTE has an open investigational new drug application (IND) for SkinTE® with the U.S. Food and Drug Administration (FDA) and is now pursuing the first of two pivotal studies on SkinTE® needed to support a biologics license application (BLA) for a chronic cutaneous ulcer indication. SkinTE® is available for investigational use only. Learn more at www.PolarityTE.com.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

(385) 831-5284

Media:

David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com